NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
[1-800-848-6331]

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") is a stock life insurance company organized under the laws of the State of Ohio.  Nationwide will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date.  The Contract is provided in return for the Purchase Payment(s) made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE AND CANCEL" THE CONTRACT.  THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS (THIRTY DAYS IF THE CONTRACT IS A REPLACEMENT) OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED.  WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE IN FULL, PLUS ANY CHARGES DEDUCTED, MINUS ANY PURCHASE PAYMENT CREDITS RECAPTURED.

Please note:  Nationwide reserves the right to allocate Purchase Payments received during the "Right to Examine and Cancel" period to a money market fund and will allocate the Contract Value to the underlying mutual fund options specified by the Contract Owner when the "Right to Examine and Cancel" period has expired.

The Death Benefit under the Contract will be the Contract Value upon assignment or a change in ownership of the Contract unless the new Contract Owner or assignee meets the qualifications specified in Standard Death Benefit section of this Contract.

THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER, PLEASE READ IT CAREFULLY.  IF THE CONTRACT IS NOT RETURNED DURING THE "RIGHT TO EXAMINE AND CANCEL" PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Nationwide on the Date of Issue by:
                                                                                                                                 /s/ Robert W. Horner, III                                                  /s/ Kirt A. Walker
                                                                               Secretary                                                                       President

Individual Flexible Purchase Payment Variable Deferred Annuity Contract, Non-Participating
with Additional Credits on Purchase Payments in excess of $500,000 and Contingent Deferred Sales Charge Waivers

For early withdrawal: Please consult a tax advisor about your individual circumstances.

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

NOTICE: Details of the variable provisions of this Contract
are on pages 5, 9, 13, and 18.

ICC11-VAC-0117AOCV.1                                   (Compact - Standard) (3/2012)

TABLE OF CONTENTS

CONTRACT SPECIFICATIONS
PAGE                          Insert

DEFINITIONS                            3

GENERAL PROVISIONS                    4
Entire Contract
Non-Participating
Incontestability
Contract Settlement
Minimum Benefits
Evidence of Survival
Alteration or Modification
Assignment
Conformity with Interstate Insurance Product
Regulation Commission Standards
Protection of Proceeds
Misstatement of Age or Sex
Reports

CONTRACT EXPENSES                                                                                         5
Variable Account Charges
Contingent Deferred Sales Charge ("CDSC")
Waiver of Contingent Deferred Sales Charge
Contract Maintenance Charge

PARTIES TO THE CONTRACT                                                                            7
Nationwide
Contract Owner
Joint Owner
Contingent Owner
Annuitant
Contingent Annuitant
Beneficiaries and Contingent Beneficiaries

CONTRACT INVESTMENT
OPTIONS                                                                                                                    9
Variable Accounts

OPERATION OF THE CONTRACT                                                                    10
Purchase Payments
Additional Credits on Purchase Payments
Transfers
Surrenders
Surrenders Required by the Internal
Revenue Code
Additional Tax Information

CONTRACT OWNER SERVICES                                                                        13
Asset Rebalancing
Dollar Cost Averaging Programs
Systematic Surrenders

SUCCESSION OF RIGHTS AND
THE DEATH BENEFIT                                                                                              13
Death of Contract Owner
Death of Contract Owner/Annuitant
Death of Annuitant
Death Benefit Payment
Standard Death Benefit
Change of Contract Owner or Assignment
Spousal Protection

ANNUITIZATION                                                                                                      16
Annuity Commencement Date
Annuitization Process
Calculation of Fixed Annuity Payments
Calculation of Variable Annuity Payments
Frequency and Amount of Payments
Large Size Annuity Contracts

ANNUITY PAYMENT OPTIONS                                                                            18
Selection of Annuity Payment Option
Single Life Annuity
Joint and Survivor Annuity
Single Life Annuity with 10 or 20 Year Term
Certain
Any Other Option
Confirmation of Annuity Payments

TABLES 18

ICC11-VAC-0117AOCV.1            2            (Compact - Standard) (3/2012)

DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value before the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date annuity payments begin.

Annuity Commencement Date - The date annuity payments are scheduled to begin.

Annuity Unit - An accounting unit of measure used to calculate variable annuity payments.

Beneficiary - The person designated by the Contract Owner to receive certain benefits under the Contract if the Annuitant or Contract Owner dies before the Annuitization Date and there is no surviving Joint Owner.

Co-Annuitants - The persons designated by the Contract Owner to receive the Spousal Protection feature.

Contingent Annuitant - The person designated by the Contract Owner to be the recipient of certain rights or benefits under the Contract if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary - The person designated by the Contract Owner to receive the benefits accorded the Beneficiary if the Beneficiary is not living when the Annuitant dies.

Contingent Owner - The person designated by the Contract Owner to succeed to the rights of a Contract Owner if the Contract Owner dies before Annuitization and there is no Joint Owner.

Contract - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected options, endorsements or attached application form.

Contract Anniversary - Beginning with the Date of Issue, each recurring one-year anniversary of the Date of Issue during which the Contract remains in force.

Contract Owner(s) - The person possessing all rights under the Contract prior to the Annuitization Date, unless there is a Joint Owner.

Contract Value - The value of the Variable Accounts.

Date of Issue - The date the first Purchase Payment is applied to the Contract.

Death Benefit - The benefit payable when the Annuitant or Co-Annuitant dies before the Annuitization Date, unless a Contingent Annuitant has been named.

Hospital - A state licensed facility which: is operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); is supervised by a staff of physicians; and has medical and diagnostic facilities.

Joint Owner - The person possessing an undivided interest in the entire Contract with the Contract Owner.  If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Long Term Care Facility - A state licensed skilled nursing facility or intermediate care facility that does not include: a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner's immediate family.

Nationwide - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment under Internal Revenue Code Sections 408, 408A or 401(a).

Purchase Payment(s) - New money deposited into the Contract by the Contract Owner.

State of Issue - The jurisdiction where this Contract has been issued for delivery.  For purposes of this Contract, the term includes the District of Columbia, Puerto Rico and any state, territory, or possession of the United States of America.

ICC11-VAC-0117AOCV.1           3           (Compact - Standard) (3/2012)

Sub-Accounts - Divisions of the Variable Accounts where Accumulation Units and Annuity Units are maintained separately.  Each Sub-Account corresponds to a different underlying mutual fund.

Surrender - A withdrawal of part or all of the Contract Value from the Contract.

Surrender Value - The value of amounts Surrendered from the Contract.  This is the Contract Value minus any applicable charges described in the Contract and any applicable premium taxes.

Terminal Illness or Injury - An illness diagnosed after the Date of Issue by a physician that is expected to result in death within 12 months of diagnosis.  A physician diagnosing a Terminal Illness or Injury cannot be a party to the Contract nor a member of the immediate family of such interested parties.

Valuation Date - Each day the New York Stock Exchange and Nationwide's home office are open for business or any other day during which there is a sufficient degree of trading in the Sub-Accounts of the Variable Accounts that the current net asset value of its Accumulation Units might be materially affected.  Values of the Variable Accounts are determined as of the close of the New York Stock Exchange which generally closes at 4:00 pm Eastern Time, but may close earlier on certain days and as conditions warrant.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Accounts - Separate investment accounts of Nationwide into which Purchase Payments may be allocated.

GENERAL PROVISIONS

Entire Contract

The Contract and a copy of any attached application, including any attached supplemental applications, together with any amendments, endorsements, or riders, make up the entire agreement between Nationwide and the Contract Owner.

All statements made by the applicant for the issuance of the contract shall, in the absence of fraud, be deemed representations and not warranties.

Non-Participating

The Contract is non-participating.  It does not share in the surplus of Nationwide.

Incontestability

Except for fraud in the procurement of the Contract, where permitted by law in the State of Issue, after this Contract has been in force during the lifetime of the Annuitant for two years from the Date of Issue, or effective date of any Contract change requiring underwriting, we will not contest it.  The Contact may only be contested on the basis of statements material to risks intended to be accepted by Nationwide contained in any attached application.

Contract Settlement

Nationwide may require that the Contract be returned before making any annuity payments or processing a Surrender of the entire Surrender Value.

Minimum Benefits

Any paid-up annuity, cash Surrender Value or Death Benefit that may be available under the Contract will never be less than the minimum benefits required by Section 7B of the National Association of Insurance Commissioners Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended.

Evidence of Survival

If annuity payments depend on a person being alive, then Nationwide may require proof that person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Nationwide's President or Secretary.  The Contract may be modified or superseded by applicable law.  Other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner.  A copy of the amendment will be furnished to the Contract Owner if required.

Conformity with Interstate Insurance Product Regulation Commission Standards

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards.  Any provision of this Contract that on the provision’s effective date is in conflict with the Interstate Insurance Product Regulation Commission

ICC11-VAC-0117AOCV.1                                                                (Compact - Standard) (3/2012)

ICC11-VAC-0117AOCV.1            4              (Compact - Standard) (3/2012)

standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

Assignment

In some cases a Contract Owner may assign some or all rights under the Contract.  An assignment has to be made in writing and signed by the Contract Owner during the lifetime of the Annuitant and before the Annuitization Date.  The assignment takes effect on the date it is signed, unless otherwise specified by the Contract Owner.  Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide's receipt of the assignment.

An assignment will not be considered received until Nationwide has received sufficient direction from the Contract Owner and assignee as to how rights under the Contract will be allocated.

The Standard Death Benefit under the Contract will be terminated and the Death Benefit will be the Contract Value upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the "Standard Death Benefit" section of this Contract.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable.  To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted.  Payments and benefits will be based on the correct age or sex.  Proof of age of an Annuitant may be required at any time, in a form satisfactory to Nationwide.

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted.  Payments and benefits will be based on the correct age or sex.  Proof of age may be required at any time, in a form satisfactory to Nationwide.  When age or sex has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract.  The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract.

Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at a rate of 5% per annum.

Reports

Before Annuitization, a report will be sent to the Contract Owner at his or her last known address at least once a year.  The information provided in the report will be as of a date no more than four months prior to the date of mailing.

The report will contain at least the following information:

(1)	The beginning and ending dates of the report period.

(2)	The Contract Value at the beginning and ending of the report period.

(3)
Amounts credited to and deducted from the Contract Value during the report period, including Purchase Payments, additional credits on Purchase Payments, interest credits, Surrenders, CDSC, and other Contract charges.

(4)	The Surrender Value at the end of the reporting period and any other information required by federal law or law in the State of Issue.

Additional reports are available upon request for no additional charge.

CONTRACT EXPENSES

Variable Account Charges

Mortality and Expense Risk Charge - Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized maximum rate of 1.10% of the daily net assets of the Variable Accounts.  Nationwide reserves the right to charge less than the maximum rate.

Administrative Charge - Nationwide deducts an Administrative Charge for the life of the Contract equal to an annualized rate of 0.20% of the daily net assets of the Variable Accounts.

These charges compensate Nationwide for expenses  it incurs including administrative and distribution costs, insurance benefit expenses, as well as expenses

ICC11-VAC-0117AOCV.1                                                                (Compact - Standard) (3/2012)

ICC11-VAC-0117AOCV.1             5                     (Compact - Standard) (3/2012)

associated with issuing, maintaining, and assuming certain risks in connection with the Contract.  The election of any available options may increase the Variable Account charges.  Nationwide deducts the Variable Account charges from the Variable Accounts each business day based on the value of the Variable Accounts.

Contingent Deferred Sales Charge ("CDSC")

A CDSC may be assessed by Nationwide for any Surrender from the Contract.  The CDSC covers expenses related to the sale of the Contract.  The CDSC applies only to Purchase Payments that are Surrendered.

The CDSC is calculated by multiplying the CDSC percentages in the following table by the Purchase Payments Surrendered.  In calculating the CDSC, all Surrenders are treated as coming from the oldest Purchase Payment first and then from the next oldest Purchase Payment and so forth.  Earnings on Surrendered Purchase Payments are not considered until all Purchase Payments are Surrendered.  Amounts Surrendered as described in the "CDSC Free Partial Surrenders" paragraphs following the table are not considered a Surrender of Purchase Payments.

For federal income tax purposes, full or partial Surrenders are treated as a withdrawal of earnings first.

Number of Completed Years Measured from the Date of the Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	0%

The CDSC Percentage noted in the preceding table changes to the next year's CDSC Percentage on the day before the completed Purchase Payment year.

Waiver of Contingent Deferred Sales Charge

Nationwide will waive or reduce CDSC for the Surrenders listed below.  If a CDSC waiver claim is denied by Nationwide the Surrender Value will not be disbursed until the Contract Owner has been notified of the denial and provided with the opportunity to accept or reject the Surrender Value, including any CDSC.  A complete Surrender of the Contract will not prejudice (i.e. cancel) the application of any CDSC waiver for which the Contract Owner meets the required conditions.

(1)
CDSC Free Partial Surrenders - Each year (beginning with the Date of Issue), the Contract Owner may Surrender without CDSC an amount equal to the greatest of: (a) 10% of the net difference of Purchase Payments still subject to CDSC less Purchase Payments that have been Surrendered and were subject to CDSC; (b) the amount required to meet minimum distribution requirements under the Internal Revenue Code; or (c) the amounts in the following table that are a part of an age-based systematic Surrender program elected by the Contract Owner.

Age of Contract Owner*	Contract Value Percentage
Under Age 59 1/2	5%
Age 59 1/2 through Age 61	7%
Age 62 through Age 64	8%
Age 65 through 74	10%
Age 75 and Over	13%

*The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio.  In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

If the total amounts Surrendered in any year exceed the "CDSC Free Partial Surrenders" amount calculated under item (c), then such total Surrendered amounts will be eligible only for "CDSC Free Partial Surrenders" amounts identified under items (a) and (b) and the total amount of CDSC charged during that year will be determined on such basis.

This CDSC Free Partial Surrender privilege described in the preceding paragraphs is non-cumulative.  This means any part of the CDSC Free Partial Surrender amount not taken by the Contract Owner in a given year cannot be added to the available CDSC Free Partial Surrender amount in any later years.  The CDSC Free Partial Surrender only applies to partial Surrenders.  If the entire Contract is fully Surrendered, then CDSC will apply to all Purchase Payments Surrendered.

For purposes of the CDSC Free Partial Surrender privilege, a full Surrender is also considered: (a) a Surrender of the entire Surrender Value in any

ICC11-VAC-0117AOCV.1                  6                (Compact - Standard) (3/2012)

one year period (as measured from a Contract Anniversary date or the Date of Issue) or (b) any Surrender of 90% or more of the Contract Value.

(2)
Death Benefit Payment - CDSC is not charged on payment of the Death Benefit if the Annuitant or Co-Annuitant dies before the Annuitization Date.  However, if the Contract is continued and Purchase Payments are made after the death of Annuitant, a CDSC will apply to those Purchase Payments.

(3)	Annuity Payments - CDSC is not charged on amounts applied to an annuity payment option.

(4)
Certain Contract Exchanges - Nationwide may decide not to charge CDSC if the Contract is Surrendered in exchange for another contract issued by Nationwide or one of its affiliated insurance companies.  Please note that a CDSC or other type of surrender charge may apply to the contract received in exchange for the Contract.  If another contract issued by Nationwide or one of its affiliates is exchanged for the Contract, Nationwide may reduce the CDSC on the Contract.

(5)
Long-Term Care* - If at any time after the first Contract Anniversary the Contract Owner (or Annuitant if the Contract Owner is not a natural person) is confined to a Long-Term Care Facility or Hospital beginning after the Date of Issue and is confined for a continuous period of 90 days or more, Nationwide will not charge CDSC.  If there is a Joint Owner, the CDSC will not be charged if either Joint Owner meets the preceding requirements.  A request to waive CDSC under this provision must be received while confined to the Long Term Care Facility or within 90 days after confinement ends.

(6)
Terminal Illness or Injury* - CDSC will not be charged if the Contract Owner (or a Joint Owner) is diagnosed by a physician (who is not a party to the Contract nor an immediate family member of a party to the Contract) as having a Terminal Illness or Injury at any time after the Date of Issue.

(7)	Certain Group Offerings - Nationwide may reduce CDSC if the Contract is sold to a trustee, employer or similar entity under a retirement plan or in similar arrangements resulting in expense savings.

*For those Contracts that have a non-natural person as Contract Owner as an agent for a natural person, the Annuitant may exercise the right of the Contract Owner for purposes described in this provision.  If the non-natural Contract Owner does not own the Contract as an agent for a natural person (e.g., the Contract Owner is a corporation or a trust for the benefit of an entity), the Annuitant may not exercise the rights described in this provision.

Contract Maintenance Charge

Nationwide deducts a $30 contract maintenance charge on each Contract Anniversary and at the time of a full Surrender of the Contract.  This charge compensates Nationwide for administrative expenses related to issuing and maintaining the Contract.  If the Contract Value is greater than or equal to $50,000 on a Contract Anniversary, then this charge is waived for that year and all subsequent years.  If the Contract is fully Surrendered and the Contract Value at the time of Surrender is greater than or equal to $50,000 the charge is also waived.

PARTIES TO THE CONTRACT

Nationwide and the Contract Owner (including any Joint Owner) are the primary parties to the Contract.  Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the Contract.

The Contract Owner may change a party named in the Contract, except a Joint Owner, if the change request is in writing.  Changes are effective as of the date the change request is signed, unless otherwise specified by the Contract Owner.  Nationwide, however, is not responsible for payment or other actions taken before the change request is received.  Changes to the Annuitant require Nationwide's written consent and may only be done prior to the Annuitization Date.  Nationwide is not responsible for the tax implications of any changes to the named parties.

A change of Contract Owner may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

The Standard Death Benefit under the Contract will be terminated and the Death Benefit will be the Contract Value upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the "Standard Death Benefit" section of this Contract.

Changes to the Annuitant or Contingent Annuitant are subject to underwriting and approval by Nationwide.  If any Contract Owner is not a natural

ICC11-VAC-0117AOCV.1          7                  (Compact - Standard) (3/2012)

person, the change of the Annuitant will be treated as the death of the Contract Owner.

Nationwide

Nationwide is a stock life insurance company organized under Ohio law.  In exchange for the Purchase Payment(s) made under this Contract, Nationwide issues the Contract to the Contract Owner, assumes certain risks and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits (including death benefits) to single individuals and their beneficiaries.  These benefits result in Nationwide assuming certain risks.  This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Nationwide contracts.

Nationwide's failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Nationwide from asserting its rights at a future date.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named.  If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract.

The Annuitant becomes the Contract Owner on the Annuitization Date.

Joint Owner

Joint Owners must be spouses at the time joint ownership is requested.  Joint Owners have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing and signed by both Joint Owners.

Contingent Owner

The Contingent Owner may receive benefits under the Contract, but only if the Contract Owner is not named as the Annuitant, dies prior to the Annuitization Date, and there is no surviving Joint Owner.  If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation.

If a Contract Owner is named as the Annuitant and dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract.  If a surviving Contingent Owner is also named as the Beneficiary, then the surviving Contingent Owner will have all the rights of a Beneficiary.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization.  The Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Annuitant to be older.  The Annuitant may not be changed prior to the Annuitization Date without Nationwide's written consent.

Co-Annuitant

Co-Annuitants, if named, must be spouses. The Co-Annuitants must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for a Co-Annuitant to be older.  If either Co-Annuitant dies before the Annuitization date, the surviving Co-Annuitant may continue the Contract and will receive the benefit of the Spousal Protection feature as described in the "Spousal Protection Feature" subsection of the  "Succession of Rights and the Death Benefit " section.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant.  The Contingent Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Contingent Annuitant to be older.  All provisions of the Contract that are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

Beneficiaries and Contingent Beneficiaries

The Beneficiary may be entitled to certain rights under the Contract.  Whether these rights actually vest depends on several conditions.  The Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Beneficiaries and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract.  The right to receive payments under the Contract, including the Death Benefit, is described in detail in the "Succession of Rights and the Death Benefit" section of the Contract.

ICC11-VAC-0117AOCV.1                8                 (Compact - Standard) (3/2012)

Unless otherwise directed by the Contract Owner, the following will apply:

(1)
after the death of the Contract Owner (assuming all rights vest with the Beneficiary as described in the preceding paragraphs), the Beneficiary may name a successor beneficiary.  A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary dies;

(2)	if there is more than one Beneficiary, each will share equally in any right to receive payment;

(3)	if there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.

CONTRACT INVESTMENT OPTIONS

Variable Accounts

Nationwide may make available one or more Variable Accounts in which Contract Owners may elect to invest.

Variable Accounts are segregated investment accounts of Nationwide.  All assets of the Variable Accounts remain the property of Nationwide, but are not charged with the liabilities from any other of its businesses.  Income, gains and losses of the Variable Accounts reflect their own investment experience and not the investment experience of Nationwide.  Although the assets in the Variable Accounts are the property of Nationwide, it is obligated to make payments to the parties of the Contract.

Each Variable Account may offer various underlying investment options, each being a Sub-Account of the Variable Account.  The Contract Owner may allocate Purchase Payments to any of the available Sub-Accounts of each Variable Account.

Purchase Payments allocated to Sub-Accounts may be subject to terms or conditions established by the corresponding underlying investment option.

The underlying investment options available in the Variable Accounts are not publicly traded investment options or mutual funds.

The value of amounts allocated to each Sub-Account is determined by multiplying the number of Accumulation Units in the Sub-Account by the Accumulation Unit value.  Charges assessed by the underlying investment options, as well as the Variable Account charge, are deducted each day when calculating the Accumulation Unit value.  When a Sub-Account is established, the Accumulation Unit value is initially set at $10 per unit.  The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding underlying investment option.  Investment experience is not tied to the number of Accumulation Units, but the value of the Accumulation Units.  Accumulation Units of a Sub-Account are added by Purchase Payment or transfer allocations.  Accumulation Units of a Sub-Account are subtracted by any Surrenders, transfers to other Sub-Accounts or charges described in the "Contract Expense" section (except the Variable Account charge).

The investment performance of a Sub-Account is determined by the net investment factor.  The net investment factor is determined by dividing (a) by (b) and subtracting (c) from the result where:

(a)
is the net asset value for the current Valuation Period of the underlying investment option corresponding to the Sub-Account (plus any dividend or income distributions made by such underlying investment option);

(b)	is the net asset value of the underlying investment option determined as of the preceding Valuation Period; and

(c)	is a factor representing the daily Variable Account charge (determined by taking the annualized Variable Account charge and dividing it by the number of days in the current calendar year).

If the net investment factor is multiplied by the preceding Valuation Period's Accumulation Unit value, the result will be the current Valuation Period's Accumulation Unit value.  If the net investment factor is greater than 1, the Accumulation Unit value increases.  If the net investment factor is less than 1, the Accumulation Unit value decreases.

If an underlying investment option is no longer available for investment by a Variable Account or if, in the judgment of Nationwide's management, further investment in such underlying investment option would be inappropriate in view of the purposes of the Contract, Nationwide may substitute another underlying investment option for an underlying investment option already purchased or to be purchased in the future by Purchase Payments under the Contract.

In the event of a substitution or change, Nationwide may make changes to the Contract and other

ICC11-VAC-0117AOCV.1                9                    (Compact - Standard) (3/2012)

contracts of this class as may be necessary to reflect the substitution or change.  Nothing contained in the Contract will prevent the Variable Accounts from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

OPERATION OF THE CONTRACT

Purchase Payments

The Contract is issued in consideration of the Purchase Payment(s) made by the Contract Owner.  Purchase Payments are accepted by Nationwide at its home office in Columbus, Ohio.  The minimum initial Purchase Payment is required on the Date of Issue and must be at least $10,000.  The Contract Owner may satisfy the minimum initial Purchase Payment by making periodic Purchase Payments until the first Contract Anniversary.  Nationwide does not require any additional Purchase Payments after the minimum initial Purchase Payment has been satisfied and the Contract will not lapse or otherwise be cancelled for failure to make additional Purchase Payments.  Nationwide accepts additional Purchase Payments of $1,000 or more.  If additional Purchase Payments are made via automated clearinghouse, the minimum subsequent Purchase Payment amount is reduced to $150.

Notwithstanding the preceding paragraph, total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner or Annuitant may not exceed $1,000,000 (and will be returned to the Contract Owner), unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000.

Additional Credits on Purchase Payments

If the Contract is returned pursuant to the "Right to Examine and Cancel" provision, any credits described herein that have been made to the Contract by Nationwide will be forfeited.

Nationwide will provide a credit if certain levels of Purchase Payments are achieved as outlined in the following:

(1)
When cumulative Purchase Payments (minus any Surrenders) under the Contract exceed $500,000, Nationwide will credit to the Contract an amount equal to 0.50% of all such Purchase Payments. In the case of a subsequent Purchase Payment (minus any Surrenders) reaching the $500,000 minimum, the 0.50% will be credited on all Purchase Payments attributed to the cumulative total Purchase Payment amount of $500,000.  Subsequent Purchase Payments between $500,001 and $999,999 will each receive a credit that is equal to 0.50%.

(2)
When cumulative Purchase Payments (minus any Surrenders) under the Contract exceed $1,000,000, Nationwide will credit to the Contract an amount equal to 1.00% of all such Purchase Payments.  In the case of a subsequent Purchase Payment (minus any Surrenders) reaching the $1,000,000 minimum, a credit of 0.50% will be credited on cumulative Purchase Payments (minus any Surrenders) between $0 and $999,999 (in addition to the previous credit made under item no. (1) above) for a total credit of 1.00%.

Additional Purchase Payments (minus any Surrenders) in excess of the $1,000,000 minimum will each receive a credit of 1.00%.

For purposes of all benefits and taxes under the Contract, credits applied under this provision are considered earnings, not Purchase Payments.  Credits applied under this provision increase the Contract Value and any values based on the Contract Value.  On the date a credit is applied, it is applied before any charges are deducted.

Additional credits on Purchase Payments are made only once upon reaching the specified thresholds.  For example, if cumulative Purchase Payments (minus any Surrenders) exceed $1,500,000 then the total additional credited amount is equal to $15,000.

Subsequent Surrenders followed by new Purchase Payments will not receive additional credits until the original $1,500,000 receiving additional credits on Purchase Payments is exceeded by these new Purchase Payments.

Transfers

Prior to the Annuitization Date, transfers among the investment options available under the Contract are permitted 20 times per calendar year.  Nationwide accepts transfers in excess of 20, but only if they are sent via ordinary U.S. Mail.  For purposes of determining the number of transfers, the following will apply:

(1)	a transfer is considered to be one or more allocations of Contract Value among available investment options on a single business day;

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(2)	the transfer limit of 20 will be set (or re-set) every calendar year beginning January 1st;

(3)	transfers not exercised during a given calendar year cannot be "banked" or otherwise accumulated and used in subsequent calendar years (transfer limits are non-cumulative in nature);

(4)	asset rebalancing transactions, as described in the "Contract Owner Services" section of the Contract, are considered transfers;

(5)	dollar cost averaging transactions, as described in the "Contract Owner Services" section of the Contract, are not considered transfers.

There are certain transfer restrictions, prohibitions or fees that may be imposed by underlying mutual funds.

Subject to state and federal securities law and Securities and Exchange Commission rules, Nationwide may refuse, limit or otherwise restrict transfer requests, or take any other reasonable action it deems necessary to protect Contract Owners, Annuitants and/or Beneficiaries from short-term trading strategies or other harmful investment practices that negatively impact underlying mutual fund performance.  Nationwide may restrict a Contract Owner engaged in such a practice or strategy or a third-party acting on behalf of a Contract Owner(s).

Nationwide's failure to take action in any one or more instances with respect to the preceding restrictions is not, nor is it to be construed or deemed as, a further or continuing waiver of its right to enforce them.

Surrenders

The Contract Owner may Surrender part or all of the Contract Value before the earlier of:

(1)	the death of the Annuitant and any Contingent Annuitant; or

(2)	the Annuitization Date.

Nationwide requires that Surrender requests be made in writing and may require the return of the Contract if the entire Contract Value is being Surrendered.  To insure Surrenders are being requested properly, Nationwide may require the signature(s) on a Surrender request be guaranteed by a member firm of a major stock exchange or other depository institution qualified to do so.

Unless the Contract Owner provides specific direction to Nationwide as to how amounts from the Contract are to be Surrendered, Nationwide will process requests for Surrender in the following manner:

(1)
Proportional Surrender - Surrenders will be taken proportionally from the Sub-Accounts and/or Variable Accounts in which the Contract Owner is invested based on the value in each Sub-Account at the time of the request.

(2)
Surrender Amount Received - The amount received by the Contract Owner will be equal to the amount of the Surrender requested by the Contract Owner minus any charges described in the "Contract Expenses" section or adjustments and any applicable premium taxes.

The Surrender Value will be paid to the Contract Owner within seven days of the date Nationwide receives, at its home office in Columbus, Ohio, the properly executed Surrender request from the Contract Owner.

The Surrender Value is equal to:

(1)	the Contract Value; minus

(2)	any charges described in the "Contract Expenses" section; minus

(3)	any state premium taxes.

Any applicable federal income taxes are not included in calculating the Surrender Value.

Nationwide has the right to suspend or delay the date of any Surrender from the Variable Accounts for any period when;

a)	the New York Stock Exchange is closed,

b)	when trading on the New York Stock Exchange is restricted,

c)
when an emergency exists and as a result the disposal of securities in the Variable Accounts is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Accounts, or

d)	during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders.

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Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth in the preceding paragraphs exist.

Surrenders Required by the Internal Revenue Code

Certain Surrenders may be required by the Internal Revenue Code. For purposes of this section, a Surrender may also be termed a "distribution" or a "required distribution."  In no case may a Surrender be delayed beyond the time specified by Internal Revenue Code Section 72(s).

If any Contract Owner or Joint Owner dies (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date), certain distributions are required by Section 72(s) of the Internal Revenue Code.  The following distributions will be made in accordance with these requirements (regardless of any other provisions in the Contract):

(1)
If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner's death.

(2)
If any Contract Owner dies before the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

(a)
If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations).  Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

(b)
If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under the Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be.  The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule.  Such Contracts include, but are not limited to, any Contract (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

Additional Tax Information

The Contract is subject to requirements found in the Internal Revenue Code.  It is intended that the Contract be treated as an "annuity contract" for federal income tax purposes.

Nationwide will interpret and administer all sections of the Contract in accordance with Internal Revenue Code Section 72(s).  Nationwide reserves the right to amend this Contract to comply with requirements set out in the Internal Revenue Code and regulations and rulings thereunder, as they may exist from time to time.

Surrenders are calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Treasury Regulations and calculated in accordance with the calculation

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methods made available by Nationwide, prescribed by the regulations and elected by the Contract Owner.

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement describing the Contract requirements for the type of Contract issued.

Nationwide will deduct against the Contract Value the amount of any premium taxes levied by a state or any other government entity on Purchase Payments.  The method used to recoup premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable state law.  Nationwide currently deducts premium taxes from a Contract Value at one of the following times:

(1)	when the Contract is Surrendered;

(2)	on the Annuitization Date; or

(3)	when Nationwide is subject to the premium tax.

CONTRACT OWNER SERVICES

Listed in this section are descriptions of certain services Nationwide may make available under the Contract.  The services described in this section are not available on or after the Annuitization Date.

Asset Rebalancing

Please note that terms and conditions imposed by underlying mutual funds may restrict the ability to do asset rebalancing with certain Sub-Accounts.

Nationwide permits the Contract Owner to elect, on a form provided by Nationwide, to periodically have the part of the Contract Value held in the Sub-Accounts of the Variable Accounts re-allocated on a predetermined percentage basis.

The Contract Owner may elect to have asset rebalancing done on a monthly, quarterly, semi-annual or annual basis.  If the last day of any of these periods falls on a date other than a Valuation Date, Nationwide will process the asset rebalancing on the next available Valuation Date.

Nationwide may, on a prospective basis, discontinue new asset rebalancing programs.  Nationwide may also assess a processing fee for this service.

Dollar Cost Averaging Programs

The Contract Owner may elect, on a form provided by Nationwide, to transfer on a monthly, quarterly, semi-annual or annual basis specified amounts from certain Sub-Accounts of the Variable Accounts.

Dollar cost averaging transfers will continue out of the applicable Sub-Account until exhausted or the Contract Owner instructs Nationwide in writing to discontinue the program.

Systematic Surrenders

The Contract Owner may elect, on a form provided by Nationwide, to take systematic Surrenders of $100 or more on a monthly, quarterly, semi-annual or annual basis.  Nationwide will process the Surrenders on pro-rata basis from each Sub-Account of the Variable Accounts.  Systematic Surrenders may be subject to the charges described in the "Contract Expenses" section, as well as any applicable state premium taxes.  Unless otherwise directed by the Contract Owner, Nationwide will withhold federal income taxes from each systematic Surrender.

The Contract Owner may request an age-based systematic Surrender program (in accordance with the table that follows).  This type of systematic Surrender program terminates each year on the day before the Contract Anniversary and may be reinstated only on or after the next Contract Anniversary pursuant to a new request.

Age of Contract Owner*	Contract Value Percentage
Under Age 59 1/2	5%
Age 59 1/2 through Age 61	7%
Age 62 through Age 64	8%
Age 65 through 74	10%
Age 75 and Over	13%

*The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio.  In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

Unless the Contract Owner has made an irrevocable election of Surrenders of substantially equal periodic payments, the systematic Surrenders may be discontinued at any time by written notification to Nationwide.  Nationwide may discontinue prospective systematic Surrender programs.

SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit)

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depends on whether certain parties (such as a Contingent Annuitant or Joint Owner) have been named and whether the Contract Owner and the Annuitant is the same person.

Death of the Contract Owner

If the Contract Owner (or any Joint Owner) and the Annuitant are not the same person and such Contract Owner dies before the Annuitization Date, the "Death Benefit" section does not apply and contractual rights succeed in the following order:

(1)	If there is a surviving Joint Owner, they become the new Contract Owner.

(2)	If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner.

(3)	If there is no surviving Joint Owner or Contingent Owner, the Beneficiary(ies) becomes the new Contract Owner.

(4)	If there is no surviving Beneficiary(ies), then the last surviving Contract Owner's estate becomes the new Contract Owner.

Death of Contract Owner/Annuitant

If the Contract Owner (or any Joint Owner) and the Annuitant are the same person, and that person dies before the Annuitization Date, the Death Benefit becomes payable.  Rights to the Death Benefit are determined in the following order:

(1)	If there is a surviving Joint Owner, the surviving Joint Owner is entitled to the Death Benefit.

(2)	If there is no surviving Joint Owner, the Beneficiary(ies) are entitled to the Death Benefit.

(3)	If there is no surviving Joint Owner or Beneficiary(ies), then the Contingent Beneficiary(ies) are entitled to the Death Benefit.

(4)	If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner's estate is entitled to the Death Benefit.

Death of Annuitant

If there is no Contingent Annuitant, the Contract Owner and the Annuitant are not the same person, and the Annuitant dies before the Annuitization Date, then rights to the Death Benefit are determined in the following order:

(1)	the Beneficiary(ies), if they survive the Annuitant;

(2)	the Contingent Beneficiary(ies), if they survive the Annuitant;

(3)	the last surviving Contract Owner's estate.

Death Benefit Payment

The Death Benefit is only payable if the Annuitant dies before the Annuitization Date.  The value of each component comprising the calculation of the amount of the Death Benefit is determined as of the date of the Annuitant's death, except for the Contract Value component which is valued as of the date Nationwide receives the information necessary to pay a Death Benefit claim as described below.

Prior to paying the Death Benefit, Nationwide must receive in writing at its home office in Columbus, Ohio the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying the method of Surrender; and (3) state required forms, if any.

Nationwide will accept any one of the following as proper proof of the Annuitant's death:

(1)	a certified copy of the death certificate;

(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)	a written statement by a medical doctor who attended the deceased Annuitant; or

(4)	any other proof Nationwide finds acceptable.

The Beneficiary must elect a method of Surrender that complies with any applicable Internal Revenue Code requirements.  The Beneficiary may elect to receive the Death Benefit in the form of:

(1)	a lump sum distribution;

(2)	an annuity payment; or

(3)	any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

The Death Benefit payment will be made upon receipt of proof of death and notification of the election on how to receive the Death Benefit.

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Standard Death Benefit

Except in the case where the Contract Owner is changed or the Contract is assigned, if the Annuitant dies before the Annuitization Date, the Death Benefit will be the greater of:

(1)   the Contract Value; or

(2)	the total of all Purchase Payments, less an adjustment for amounts Surrendered.

The adjustment for amounts Surrendered will reduce item (2) above in the same proportion that the Contract Value was reduced on the date of the partial Surrender.

The Death Benefit described above is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments.  The adjustment is calculated using the following formula:

Death Benefit Adjustment Formula

A x F + B x (1 -  F)

Where:

A =The greatest of: (1) the Contract Value; or (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

B =	The Contract Value.

F =	The ratio of $3,000,000 to sum of all Purchase Payments.

Change of Contract Owner or Assignment

If the Contract Owner is changed or the Contract is assigned prior to the death of the Annuitant, the Standard Death Benefit is terminated and the Death Benefit will be the Contract Value, except as follows:

(1)
the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(2)	ownership of a Contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the Determining Life to a custodian, or from a custodian to the Determining Life; or

(3)
the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered).

Spousal Protection Feature

The spousal protection feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse.  In order to take advantage of this feature the following will apply.

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2)	The spouses must be Co-Annuitants. Both Co-Annuitants must be 85 or younger on the Date of Issue.

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

(4)
No other person may be named as Contract Owner, Annuitant or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)
Death of a Co-Annuitant - Prior to Annuitization, upon the death of the Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner.  If the chosen Death Benefit is higher than the Contract Value at the time of death, the Contract Value will be adjusted to equal the chosen Death Benefit amount.  The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7)	If a Co-Annuitant is added at any time after the Date of Issue, a copy of the certificate of

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        marriage must be provided and the date of marriage must be after the Date of Issue.  In addition, the Co-Annuitant that is added must be age 85 or younger.

The Death Benefit is paid on the death of each Co-Annuitant.  In no event will Nationwide pay the Death Benefit more than twice.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the various contract investment options, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This "Annuitization" section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner.  The date must be at least two years after the Date of Issue.  If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

(1)	the requested change is before the Annuitization Date;

(2)	the change is made in writing and approved by Nationwide;

(3)	the new Annuity Commencement Date is not later than the first day of the first calendar month after the Annuitant's 90th birthday unless Nationwide agrees to a later date in writing.

A change will become effective as of the date requested, but will not apply to any action taken by Nationwide before it is recorded at Nationwide's home office in Columbus, Ohio.

Annuitization Process

Annuitization is irrevocable once payments have begun.  The Contract Owner must provide Nationwide the following items in writing to annuitize the Contract:

(1)	election of an Annuity Payment Option; and

(2)	election to receive a fixed payment annuity, variable payment annuity, or any other combination that may be available on the Annuitization Date.

Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date.  Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by Nationwide at the time to the same class of annuitants.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 1.5% minimum interest and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*

2011 - 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
2044 and thereafter	Age last birthday minus 10 years, minus one additional year for payments beginning in each succeeding ten year period.

*Adjusted age is equal to the Annuitant's actual age in years on the Annuitant's last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

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Calculation of Variable Annuity Payments

Please note that each variable annuity payment will fluctuate and may increase or decrease based on investment experience of the Sub-Accounts.

A variable payment annuity is a series of payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Sub-Accounts selected by the Contract Owner.  After the Annuitization Date, transfers among the available Sub-Accounts are permitted only once per calendar year.

The first payment of a variable payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable sex-distinct Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*

2011- 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
2044 and thereafter	Age last birthday minus 10 years, minus one additional year for payments beginning in each succeeding ten year period.

*Adjusted age is equal to the Annuitant's actual age in years on the Annuitant's last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Variable annuity payments after the first payment will vary in amount and may decrease after the first payment.  The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Accounts.

An Annuity Unit is used to calculate the value of annuity payments.  When the underlying mutual fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Accounts was arbitrarily set at $10.  The value for any later Valuation Period is found as follows:

(1)
the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated;

(2)	the result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for variable payment annuities.

Using the Annuity Unit value, the dollar amount of variable annuity payments is determined by:

(1)
the dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date.  This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first.  The number of Annuity Units remains fixed during the annuity payment period;

(2)	the fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

Nationwide guarantees that the dollar amount of each payment after the first will not be affected by variations in Nationwide's expenses or mortality experience.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 business days of the scheduled payment date.  Payments will be made based on the Annuity Payment Option selected and frequency selected.  However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

If any annuity payment would be or becomes less than $100, Nationwide may change the frequency of payments to an interval that results in payments of at least $100.  In no event will Nationwide make payments under an annuity option less frequently than annually.

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Large Size Annuity Contracts

Any references in this Contract to Purchase Payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide as described in the "Purchase Payments" subsection of the "Operation of the Contract" section.

Notwithstanding any other provision in the Contract, the following will apply to all issued Contracts for which cumulative Purchase Payments received, and/or  the Contract Value annuitized, exceed $2,000,000 Nationwide may limit the available Annuity Payment Option to a fixed Single Life with a guaranteed period of payments through age 95 or 20 years (whichever is greater).

In addition, Nationwide may limit the amount of the Contract Value applied to an Annuity Payment Option to $5,000,000 per Contract and/or for all Nationwide issued annuity contracts with the same Annuitant.  For amounts in excess of $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial Surrender from the Contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an Annuity Payment Option with a term certain, if available.

ANNUITY PAYMENT OPTIONS

Selection of Annuity Payment Option

The Contract Owner may select an Annuity Payment Option prior to Annuitization.  The following applies to the selection of an Annuity Payment Option:

(1)	If no Annuity Payment Option is selected, Nationwide will automatically set it as a variable payment life annuity with a guaranteed period of 240 months.

(2)	Whether the Annuity Payment Option is selected by the Contract Owner or established automatically by Nationwide the Annuity Payment Option may not be changed.

(3)	Annuity Payment Options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend).

(4)	Annuity Payment Options may also be limited based on requirements under the Internal Revenue Code.

The Annuity Payment Options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the preceding paragraphs and the "Large Size Annuity Contracts" subsection of the "Annuitization" section.

Single Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant. This option is not available for Annuitants who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted.  No Death Benefit will be paid.

Standard Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person.  Payments will continue as long as either is living.  Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and the designated second person. This option is not available for Annuitants or designated second persons who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted.  No Death Benefit will be paid.

Single Life Annuity With 10 or 20 Year Term Certain

The amount to be paid under this option will be paid monthly during the lifetime of the Annuitant.  A guaranteed term of 10 or 20 years may be selected.  If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining monthly guaranteed payments.

No withdrawals other than the scheduled annuity payments are permitted.

ICC11-VAC-0117AOCV.1              18                (Compact - Standard) (3/2012)

Any Other Option

Payment options not set forth in the Contract are available only if they are approved by Nationwide.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected Annuity Payment Option.

ICC11-VAC-0117AOCV.1               19                  (Compact - Standard) (3/2012)

GUARANTEED ANNUITY TABLES
FIXED MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Female Annuitant*
		50	55	60	65	70	80
Adjusted Age of	50	2.54	2.66	2.77	2.85	2.92
Male Annuitant*	55	2.62	2.78	2.94	3.08	3.19
	60	2.68	2.89	3.11	3.32	3.50	3.75
	65		2.96	3.24	3.54	3.82	4.27
	70			3.34	3.72	4.13	4.88
	80				3.95	4.58	6.17

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

Male Guarantee Period				Female Guarantee Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
50	3.03	3.01	2.95	50	2.79	2.78	2.75
51	3.10	3.08	3.01	51	2.85	2.84	2.81
52	3.17	3.14	3.07	52	2.91	2.90	2.86
53	3.24	3.22	3.13	53	2.97	2.96	2.91
54	3.32	3.29	3.19	54	3.04	3.02	2.97
55	3.40	3.37	3.25	55	3.11	3.09	3.03
56	3.49	3.45	3.32	56	3.18	3.16	3.09
57	3.58	3.54	3.39	57	3.26	3.24	3.16
58	3.68	3.63	3.46	58	3.34	3.32	3.23
59	3.78	3.73	3.53	59	3.43	3.40	3.30
60	3.89	3.83	3.60	60	3.52	3.49	3.37
61	4.01	3.94	3.68	61	3.62	3.58	3.44
62	4.14	4.05	3.75	62	3.72	3.68	3.52
63	4.27	4.17	3.83	63	3.84	3.79	3.60
64	4.41	4.30	3.90	64	3.96	3.90	3.68
65	4.57	4.43	3.98	65	4.08	4.02	3.76
66	4.73	4.57	4.05	66	4.22	4.14	3.84
67	4.91	4.71	4.12	67	4.37	4.27	3.93
68	5.09	4.86	4.19	68	4.52	4.41	4.01
69	5.29	5.02	4.26	69	4.69	4.56	4.09
70	5.50	5.18	4.33	70	4.87	4.71	4.17
71	5.73	5.35	4.39	71	5.07	4.88	4.24
72	5.97	5.53	4.44	72	5.28	5.05	4.32
73	6.23	5.71	4.50	73	5.52	5.23	4.39
74	6.51	5.89	4.55	74	5.76	5.42	4.45
75	6.81	6.08	4.59	75	6.03	5.62	4.51
76	7.13	6.27	4.63	76	6.33	5.83	4.56
77	7.47	6.46	4.66	77	6.64	6.04	4.61
78	7.83	6.65	4.70	78	6.99	6.25	4.65
79	8.23	6.84	4.72	79	7.36	6.47	4.69
80	8.65	7.03	4.74	80	7.77	6.69	4.72

ICC11-VAC-0117AOCV.1                  20                       (Compact - Standard) (3/2012)

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS
(Continued)

Male Guarantee Period				Female Guarantee Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
81	9.10	7.21	4.76	81	8.21	6.90	4.74
82	9.58	7.39	4.78	82	8.69	7.12	4.76
83	10.10	7.56	4.79	83	9.21	7.32	4.78
84	10.66	7.73	4.80	84	9.77	7.52	4.79
85	11.25	7.88	4.80	85	10.38	7.70	4.80
86		8.02	4.81	86		7.87	4.80
87		8.16	4.81	87		8.03	4.81
88		8.28	4.81	88		8.18	4.81
89		8.39	4.81	89		8.31	4.81
90		8.50	4.81	90		8.42	4.81

*Adjusted Age is defined in the "Calculation of Fixed Annuity Payments" section of the Contract.

ICC11-VAC-0117AOCV.1                        21                        (Compact - Standard) (3/2012)

Individual Flexible Purchase Payment Variable Deferred Annuity Contract, Non-Participating
with Additional Credits on Purchase Payments in excess of $500,000 and Contingent Deferred Sales Charge Waivers